Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES OPERATING RESULTS FOR SECOND QUARTER OF FISCAL 2011

NEW YORK, January 28, 2011 — K-Sea Transportation Partners L.P. (NYSE:KSP) today announced operating results for its second fiscal quarter ended December 31, 2010.  The Company reported operating income of $0.7 million, excluding a $1.6 million net gain on sale of assets, for the quarter ended December 31, 2010.  In the second fiscal quarter ended December 31, 2009 operating income was $3.0 million, excluding a $1.7 million one-time loss. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of fiscal 2011 was $13.2 million excluding the aforementioned net gain on the sale of assets, compared to $15.9 million, before the one-time item, for the second quarter ended December 31, 2009.  EBITDA, Adjusted EBITDA and Adjusted operating income are non-GAAP financial measure that are reconciled to net income and operating income, the most directly comparable GAAP measure, in the tables below.

President and CEO Timothy J. Casey said, “The year-on-year comparisons for our second fiscal quarter are not indicative of the substantial progress the company has achieved over the past year.  Importantly, in the most recent quarter, in order to take advantage of specific market opportunities that are expected to benefit future periods, the company incurred approximately $1.1 million in costs to reposition vessels between geographic regions, and to switch from dirty products to clean products.  These costs are non-recurring in nature and were incurred in order to match our fleet capabilities with market demand.  We have started to see recoveries in our markets, rebounding from the harsh decline in these markets in the second half of fiscal 2010.  Utilization of our barge fleet averaged approximately 72% in the March and June 2010 quarters; for the first half of fiscal 2011, utilization was 81%.  Our average daily rates, influenced by both an improving market and a larger average vessel size, were up 7% and 12% for the quarter and first half, respectively, in fiscal 2011.  Adjusted EBITDA, excluding one-time and non-recurring items such as the clean-up work in the Gulf of Mexico, which fell to $9.1 million in the March 2010 quarter, has improved to $12.4 million, $15.3 million and $13.2 million in the June, September and December 2010 quarters, respectively.

As we indicated at the end of the previous quarter, we have recently entered into one-year and two-year charters on two of our coastwise vessels, extended for two years a charter on another coastwise unit and signed a one-year agreement on a small local vessel.  We continue to work on contracted business and hope to make further inroads in this regard in the coming months.  At June 30, 2010 our fleet’s contract cover for charters of at least one year, as measured by barrel capacity, was 48% versus 68% a year earlier; as a result of the recent contracts mentioned above, our current contract cover has increased to 54%.  There is early evidence of increased refined product demand across North America, and of re-openings of previously shut-down refineries which should only add to this trend.  In short, we believe the industry is past the low point and improving slowly. When all single-hulls vessels leave the market, we expect the pace of recovery to accelerate.  With the caveat that the March quarter is typically our weakest fiscal quarter for seasonal reasons, we are optimistic that the balance of the calendar year will show further improvement.”

Three Months Ended December 31, 2010

For the three months ended December 31, 2010, the Company reported operating income of $2.3 million, including the previously mentioned $1.6 million net gain on sale of assets.  Excluding the net gain on sale of assets, we reported operating income of $0.7 million.  This represents a decrease of $2.3 million compared to $3.0 million of operating income for the three months ended December 31, 2009, which excludes a $1.7 million write-down on acquisition of land and building.  The aforementioned $1.6 million gain was generated from the previously announced sale of our waste water treatment facility in Norfolk, Virginia and the sale of one single-hulled barge.  EBITDA, excluding the $1.6 million net gain on sale of assets referred to above, was $13.2 million for the three months ended December 31, 2010 as compared to $15.9 million for the three months ended December 31, 2009, excluding the $1.7 million write-down on acquisition of land and building.

EBITDA and operating income for the second fiscal quarter of 2011 were negatively impacted by fewer total working days owing to the sale or retirement of twelve single-hull tank barges and two older double-hull tank barges during the last twelve months.  Net utilization on the remaining double-hull fleet decreased mainly due to expiring contracts resulting in the employment of vessels in the spot market.  The average daily rate for the three months ended December 31, 2010 increased to $12,114 as compared to $11,307 for the three months ended December 31, 2009.  Average daily rates benefited from the commencement of operations of two large vessels in November 2009 and April 2010.  Vessel operating expenses decreased by $3.1 million during the three months ended December 31, 2010, as compared to the same period last year, resulting mainly from the operation of fewer vessels.  General and administrative expenses were $6.7 million for the three months ended December 31, 2010, an increase of $0.2 million compared to the three months ended December 31, 2009.

Net loss for the three months ended December 31, 2010 was $3.5 million, or a loss of $0.36 per fully diluted limited partner common unit.  This represents an increase of $0.7 million compared to a net loss of $4.2 million, or $0.22 per fully diluted limited partner common unit, for the three months ended December 31, 2009.  The increase was primarily a result of the $1.0 million increase in operating income, including the net gain on sale of assets and loss on acquisition of land and building mentioned above; partially offset by a $0.3 million increase in interest expense.

Six Months Ended December 31, 2010

For the six months ended December 31, 2010, the Company reported operating income of $12.6 million, including $6.4 million of net gains on sale of assets and $1.2 million of lease termination costs.  Excluding these items, operating income was $7.3 million for the six months ended December 31, 2010.  This represents a decrease of $0.3 million compared to $7.6 million (before asset impairment charges and loss on acquisition of land and building) of operating income for the six months ended December 31, 2009.  The $6.4 million gain was comprised of the sale of our waste water treatment facility in Norfolk, Virginia, the previously announced sale of two tugboats and our two oldest double-hull barges, and the sale of a single-hull barge.  EBITDA, excluding the $6.4 million net gain on sale of assets and the $1.2 million lease termination cost referred to above, was $32.9 million for the six months ended December 31, 2010 as compared to $34.1 million for the six months ended December 31, 2009, excluding the write-down on acquisition of land and building.

EBITDA and operating income for the six months ended December 31, 2010 were negatively impacted by fewer total working days owing to the sale or retirement of 14 tank barges during the last twelve months, as mentioned above, and due to an overall reduction in net utilization mainly relating to expiring contracts resulting in the employment of vessels in the spot market.  This decrease was partially offset by a positive impact of the deployment of eight of our barges, including five single-hull units, working in the U.S. Gulf as part of the oil spill clean-up effort.  The average daily rate for the six months ended December 31, 2010 increased to $12,364 as compared to $11,037 for the six months ended December 31, 2009.  Average daily rates benefited from the commencement of operations of two large vessels in November 2009 and April 2010, the retirement of the single-hull vessels from our recurring business and the higher rates earned on the vessels deployed in the U.S. Gulf.  Additionally, the six months ended December 31, 2009 experienced a reduction in the average daily rate due to operating several of our vessels under storage contracts in our waste water treatment facility at lower rates.  Vessel operating expenses decreased by $3.9 million during the six months ended December 31, 2010, as compared to the same period last year, resulting mainly from the operation of fewer vessels.  General and administrative expenses decreased to $13.1 million for the six months ended December 31, 2010, a decrease of $0.4 million from the six months ended December 31, 2009, due to an overall cost-reduction effort.

Net loss for the six months ended December 31, 2010 was $1.3 million, or a loss of $0.28 per fully diluted limited partner common unit.  This represents an increase of $8.1 million compared to a net loss of $9.4 million, or $0.51 per fully diluted limited partner common unit, for the six months ended December 31, 2009.  The increase was primarily a result of a $12.5 million increase in operating income, including the net gain on sale of assets, lease termination costs, loss on acquisition of land and building, and asset impairment charges mentioned above.  The increase was partially offset by a $3.8 million increase in interest expense resulting mainly from increased interest margins due to the previously announced December 2009 and September 2010 amendments of our revolving credit facility and a term loan.

Earnings Conference Call

The Company has scheduled a conference call for Friday, January 28, 2011, at 9:00 am Eastern time, to review the 2011 second quarter results.  Dial-in information for this call is (800) 510-9661 (Domestic) and (617) 614-3452 (International).   The Passcode is 96630131.  The conference call can also be accessed by webcast, which will be available at www.k-sea.com.  Additionally, a replay of the call will be available by telephone until February 4, 2011; the dial-in number for the replay is (888) 286-8010 (Domestic) and (617) 801-6888 (International).  The Passcode is 24649336.

About K-Sea Transportation Partners

K-Sea Transportation Partners is one of the largest coastwise tank barge operators in the United States.  The Company provides refined petroleum products transportation, distribution and logistics services in the U.S. domestic marine transportation market, and its common units trade on the New York Stock Exchange under the symbol KSP.  For additional information, please visit the Company’s website, including the Investor Relations section, at www.k-sea.com.

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”).  However, we also present EBITDA, which is a non-GAAP financial measure.  EBITDA is used as a supplemental financial measure by management and by external users of financial statements to assess (a) the financial performance of the Company’s assets and the Company’s ability to generate cash sufficient to pay interest on indebtedness and make distributions to partners, (b) the Company’s operating performance and return on invested capital as compared to other companies in the industry, and (c) compliance with certain financial covenants in the Company’s debt agreements.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP.  EBITDA presented herein may not be comparable to similarly titled measures of other companies.

A reconciliation of EBITDA to net income, the most directly comparable GAAP measure, is presented in the table below.

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, including statements relating to business outlook (including expectations regarding an upturn in the market and the Company’s ability to capitalize thereon), continued commercial use of single-hull vessels, expectations regarding demand for the Company’s services, equipment utilization and rate (including the effects and duration of new charters), the reopening of refineries, improvements in the Company’s industry, the pace of an expected recovery (and factors influencing the pace), future earnings, and future results of operations.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, the effects of the recent economic recession, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates,  failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

Terrence P. Gill, Chief Financial Officer, 732 565-3818

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for unit and per unit  data)

	Three months ended		Six months ended
	December 31,		December 31,
	2010	2009	2010	2009

Voyage revenue	$60,055	$64,458	$128,259	$130,884
Other revenue	3,410	4,128	7,126	8,304
Total revenues	63,465	68,586	135,385	139,188

Voyage expenses	11,624	11,193	22,808	21,712
Vessel operating expenses	31,880	34,991	66,593	70,447
General and administrative expenses	6,730	6,542	13,109	13,521
Depreciation and amortization	12,535	12,883	25,570	31,805
Loss on acquisition of land and building	—	1,697	—	1,697
Net gain on disposal of assets	(1,624)	(36)	(6,435)	(36)
Other operating expense	—	—	1,158	—

Total operating expenses	61,145	67,270	122,803	139,146
Operating income (loss)	2,320	1,316	12,582	42
Interest expense, net	5,682	5,340	13,301	9,517
Other expense (income), net	(16)	(19)	(29)	(529)

Income (loss) before provision for income taxes	(3,346)	(4,005)	(690)	(8,946)
Provision for income taxes	20	96	377	298
Net income (loss)	$(3,366)	$(4,101)	$(1,067)	$(9,244)
Less net income attributable to non-controlling interests	133	100	243	199
Net income (loss) attributable to K-Sea unitholders	$(3,499)	$(4,201)	$(1,310)	$(9,443)

General partner’s interest in net income (loss)	$(72)	$(44)	$(57)	$(99)
Limited partners’ interest in:
Net income (loss) - Preferred unit holders	$3,400	$—	$4,137	$—
- Common unit holders	$(6,827)	$(4,157)	$(5,390)	$(9,344)
Net income (loss) per unit - basic	$(0.36)	$(0.22)	$(0.28)	$(0.51)
- diluted	$(0.36)	$(0.22)	$(0.28)	$(0.51)
Weighted average common units outstanding - basic	19,195	19,191	19,192	18,421
- diluted	19,195	19,191	19,192	18,421

Supplemental Operating Statistics

	Three months ended		Six months ended
	December 31,		December 31,
	2010	2009	2010	2009
Local Trade:
Average daily rate (1)	$7,557	$7,385	$7,498	$7,295
Net utilization (2)	74%	76%	74%	78%

Coastwise Trade:
Average daily rate	$14,489	$13,290	$14,659	$12,877
Net utilization	83%	81%	84%	85%

Total Fleet
Average daily rate	$12,114	$11,307	$12,364	$11,037
Net utilization	80%	80%	81%	83%

(1) Average daily rate is equal to the net voyage revenue earned by a group of tank vessels during the period, divided by the number of days worked by that group of tank vessels during the period.

(2) Net utilization is equal to the total number of days worked by a group of tank vessels during the period, divided by total calendar days for that group of tank vessels during the period.

K-SEA TRANSPORTATION PARTNERS L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

(in thousands)

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

	Three months ended		Six months ended
	December 31,		December 31,
	2010	2009	2010	2009

Net income (loss)	$(3,366)	$(4,101)	$(1,067)	$(9,244)
Adjustments to reconcile net income (loss) to EBITDA :
Depreciation and amortization	12,535	12,883	25,570	31,805
Interest expense, net	5,682	5,340	13,301	9,517
Provision for income taxes	20	96	377	298

EBITDA	$14,871	$14,218	$38,181	$32,376

Loss on acquisition of land and building	—	1,697	—	1,697
Net gain on disposal of assets	(1,624)	—	(6,435)	—
Lease termination costs	—	—	1,158	—

Adjusted EBITDA	$13,247	$15,915	$32,904	$34,073

	Three months	Three months	Three months
	ended	ended	ended
	March 31, 2010	June 30, 2010	September 30, 2010

Net income (loss)	$(11,308)	$(66,429)	$2,299
Adjustments to reconcile net income (loss) to EBITDA :
Depreciation and amortization	14,389	18,002	13,035
Interest expense, net	6,283	6,788	7,619
Provision for income taxes	(274)	(242)	357

EBITDA	$9,090	$(41,881)	$23,310

Impairment of goodwill	—	54,300
Net gain on disposal of assets	—	—	(4,811)
Lease termination costs	—	—	1,158
Non-recurring Gulf oil spill clean-up work	—	—	(4,400)

Adjusted EBITDA	$9,090	$12,419	$15,257

Operating Income

	Three months ended		Six months ended
	December 31,		December 31,
	2010	2009	2010	2009

Operating income	$2,320	$1,316	$12,582	$42

Asset impairment charges	—	—	—	5,853
Loss on acquisition of land and building	—	1,697	—	1,697
Net gain on disposal of assets	(1,624)	—	(6,435)	—
Lease termination costs	—	—	1,158	—

Adjusted operating income	$696	$3,013	$7,305	$7,592

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	December 31,	June 30,
	2010	2010

Assets
Current assets:
Cash and cash equivalents	$4,830	$1,896
Accounts receivable, net	23,406	33,206
Prepaid expenses and other current assets	22,922	20,506
Total current assets	51,158	55,608

Vessels and equipment, net	580,993	604,197
Construction in progress	—	730
Other assets	37,360	36,096
Total assets	$669,511	$696,631

Liabilities and Partners’ Capital
Current liabilities:
Current portion of long-term debt	$16,481	$19,024
Accounts payable and accrued expenses	46,595	49,327
Deferred revenue	7,525	12,005
Total current liabilities	70,601	80,356

Term loans	199,234	219,461
Credit line borrowings	47,800	144,450
Other liabilities	13,239	13,869
Deferred income taxes	3,754	3,486
Total liabilities	334,628	461,622

Commitments and contingencies
Partners’ Capital	334,883	235,009
Total liabilities and partners’ captial	$669,511	$696,631